                                  EXHIBIT 12.1
                            STELLEX INDUSTRIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES/
             DEFICIENCY IN THE COVERAGE OF FIXED CHARGES BY EARNINGS
                              BEFORE FIXED CHARGES
                             (dollars in thousands)

                                                                        Predecessor                               Successor
                                                                   ---------------------                 ---------------------------
                                                                                            Six Months    Six Months        Year
                                                                                              Ended         Ended          Ended
                                                           Year Ended December 31,           June 30,    December 31,   December 31,
                                                      ----------------------------------     --------    ------------   ------------
                                                        1994         1995         1996         1997         1997            1998
                                                        ----         ----         ----         ----         ----            ----
Earnings before fixed charges:
   Income (loss) before income taxes ..............   $    81      $ 1,312      $ 2,377      $ 1,884      $ (3,147)       $  (359)
   Minority interest compensation charge ..........        --           --           --           --           300          2,146
   Fixed charges ..................................       979        1,034        1,073          481         2,829         17,775
                                                      -------      -------      -------      -------       -------        -------
Total earnings before fixed charges................   $ 1,060      $ 2,346      $ 3,450      $ 2,365       $   (18)       $19,562
                                                      =======      =======      =======      =======       =======        =======
Fixed charges:
   Interest expense (a) ...........................   $   979        1,034          856          376         2,577         16,639
   Estimated interest expense
     included in rental payments ..................        --           --          217          105           252          1,136
                                                      -------      -------      -------      -------       -------        -------
Total fixed charges ...............................   $   979        1,034        1,073          481         2,829         17,775
                                                      =======      =======      =======      =======       =======        =======
Ratio of earnings to fixed charges ................      1.08x        2.27x        3.22x        4.92x           --           1.10x
                                                      =======      =======      =======      =======       =======        =======
Deficiency ........................................        --           --           --           --         2,847             --


(a) Interest Expense includes the amortization of deferred financing costs totaling $144,300 and $937,800 for the six months ended December 31, 1997 and the year ended December 31, 1998, respectively.